Execution Version
EQUITY INTEREST PAYMENT AGREEMENT
THIS EQUITY INTEREST PAYMENT AGREEMENT (this “Agreement”), is made as of January 24, 2025 (the “Effective Date”), by and between Greenidge Generation Holdings Inc., a Delaware corporation (“GGHI” or the “Company”), on the one hand, and Atlas Capital Resources (A9) LP, a Delaware limited partnership, Atlas Capital Resources (A9-Parallel) LP, a Delaware limited partnership, and Atlas Capital Resources (P) LP, a Delaware limited partnership (collectively, “Atlas” and each individually, an “Atlas Holder”), on the other hand. Each of GGHI and Atlas is a “Party,” and together they are the “Parties.”
    WHEREAS, on or about November 21, 2014, Atlas obtained on behalf of Lockwood Hills LLC (“LH”), an affiliate of GGHI, an irrevocable standby letter of credit from Silicon Valley Bank in the amount of $4,546,221 (the “Initial NYSDEC L/C”), payable to the New York State Department of Energy and Conservation (“NYSDEC”) in order to guaranty certain of LH’s obligations to NYSDEC, including the value of LH’s environmental trust liability associated with the Lockwood Hills landfill in Torrey, NY; and
    WHEREAS, the Initial NYSDEC L/C was subsequently amended and restated by each of that certain (i) Amendment Number One, dated April 9, 2015 (the “First NYSDEC L/C Amendment”), (ii) Amendment Number 2, dated March 2, 2018 (the “Second NYSDEC L/C Amendment”), (iii) Amendment Number 3, dated February 7, 2019 (the “Third NYSDEC L/C Amendment”), and (iv) Amendment Number 4, dated February 23, 2021 (the “Fourth NYSDEC L/C Amendment”), such that pursuant to the Initial NYSDEC L/C, as so amended and restated (the “NYSDEC L/C”), LH’s obligations to NYSDEC were guaranteed in an amount of $4,994,245 (the “NYSDEC/L/C Obligation”); and
    WHEREAS, on or about May 3, 2019, Atlas obtained on behalf of Greenidge Markets and Trading LLC (“GMT”), an affiliate of GGHI, an irrevocable standby letter of credit from Silicon Valley Bank in the amount of up to $3,630,000 (the “Empire L/C”) payable to Empire Pipeline Incorporated (“Empire”) in order to guaranty $3,630,000 of GMT’s obligations to Empire (the “Empire/L/C Obligations”), including GMT’s obligation to make contractual payments to Empire for costs related to a pipeline interconnection project GMT had undertaken with Empire; and
WHEREAS, in respect of each of the Company’s fiscal years ended December 31, 2021 and 2022 GGHI paid Atlas approximately $200,000 (i.e., $400,000 in the aggregate), in connection with providing credit support with respect to each of the NYSDEC/L/C and the Empire/L/C (the NYSDEC/L/C and the Empire/L/C, collectively, the “L/Cs”); and
WHEREAS, the NYSDEC/L/C renews on April 1, 2025 (the “NYSDEC L/C Renewal Date”) and the Empire L/C renews on May 3, 2025 (the “Empire L/C Renewal Date” and, together with the NYSDEC L/C Renewal Date, the “Renewal Dates”); and
WHEREAS, upon the terms and subject to the conditions set forth herein, as consideration for Atlas’ continued credit support with respect to the L/Cs, GGHI has agreed to pay Atlas (i) the L/C Extension Payment (as defined below), (ii) interest on the aggregate amount of the NYSDEC/L/C Obligations and the Empire/LC Obligations (the NYSDEC/L/C Obligations and the Empire/L/C Obligations, collectively, the “L/C Obligations”), and (iii) the L/C Fee Reimbursement (as defined below), provided that, subject to Section 2(b), all such payments shall be in the form of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”).
    NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree with each other as follows:
1.Payment of Interest.
(a)GGHI and Atlas acknowledge and agree that as consideration for Atlas’ continued credit support with respect to the L/Cs, GGHI shall pay interest (the “Interest Payment”) on the aggregate amount of the outstanding L/C Obligations (the “Aggregate Principal Amount”), which as of the date hereof is equal to $8,624,245, at the rate of 8.5% per annum (the “Interest Rate”), with interest calculated on a per diem basis based on the number of days in the applicable measurement period, which Interest Payments shall be net of any interest otherwise actually received by Atlas from the issuing bank of the L/Cs on any cash collateral posted by Atlas in respect of the L/Cs during the applicable measurement period. Other than as provided in Section 2(b), all Interest Payments shall be in the form of Class A Shares.
(b)Commencing on the signing of this Agreement, and continuing during the “Term” (as defined in Section 4 below) of this Agreement, the Company shall continue to make Interest Payments to Atlas on the Aggregate Principal Amount on a calendar quarter basis (each, a “Quarterly Period”), which quarterly Interest Payments shall be in arrears. In addition, GGHI agrees to reimburse Atlas for the documented out-of-pocket bank fees and expenses for each Quarterly Period in connection with any Outstanding L/C Obligations (such fees and expenses, the “L/C Fee Reimbursement”) maintained by Atlas for the benefit of GGHI, which quarterly L/C Fee Reimbursement shall be in the form of Class A Shares (other than as provided in Section 2(b) and shall be in arrears.
(c)The payments in respect of (i) the L/C Extension Payment (as defined below) shall be issued within seven (7) Business Days of the Effective Date, and (ii) the Interest Payment and L/C Fee Reimbursement for each Quarterly Period shall be issued within seven (7) Business Days after the end of the applicable Quarterly Period. As used herein, the term “Business Days” means any day when federally chartered commercial banks in New York City are open for business except Saturdays and Sundays.
(d)Unless Atlas provides instructs otherwise, any payment to Atlas hereunder shall be made to each Atlas Holder based on its pro rata percentage set forth opposite its name on Schedule A attached hereto.
2.Class A Shares.

(a)The number of Class A Shares to be issued to Atlas in respect of the L/C Extension Payment, an Interest Payment, or an L/C Fee Reimbursement shall be calculated by dividing the applicable amount of the L/C Extension Payment, such Interest Payment, or such L/C Fee Reimbursement by the Applicable Price. “Applicable Price” shall mean: (i) in respect of the L/C Extension Payment, the lower of (but no less than) (A) the Nasdaq Official Closing Price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement or (B) the average Nasdaq Official Closing Price of the Class A Shares (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the signing of this Agreement, and (ii) in respect of an Interest Payment or L/C Fee Reimbursement for each Quarterly Period, the volume weighted average price of the Class A Shares as reported on the Nasdaq Global Select Market, or any other market or exchange where the Class A Shares are listed or traded (rounded to the nearest second decimal place), for all trading days during the then ended Quarterly Period for which any L/C Obligations were outstanding.
(b)Notwithstanding anything to the contrary contained in this Agreement, the total cumulative number of Class A Shares that may be issued to Atlas hereunder shall not exceed 19.99% of the sum of the number of Class A Shares and shares of Class B common stock, $0.0001 par value per share, of the Company (“Class B Shares” and, together with the Class A Shares, collectively, the “Common Stock”) outstanding as of the date hereof (the “Cap”). In the event that the Class A Shares issuable hereunder would exceed the Cap (any such Class A Shares, the “Excess Shares”), then any Interest Payments or L/C Fees Reimbursement payable hereunder and represented by the Excess Shares shall be paid in cash.
(c)At any time after the signing of this Agreement, upon Atlas’s request, GGHI will enter into a customary registration rights agreement with Atlas that provides for demand and piggyback registrations in respect of all Class A Shares (and other equity securities of GGHI convertible into Class A Shares, including Class B Shares) held by Atlas or any of its affiliates.
(d)The Company shall cause its transfer agent to issue all Class A Shares to Atlas hereunder in book entry form to such account(s) as may be designated in writing by Atlas from time to time and all Class A Shares issued hereunder shall bear an appropriate restrictive legend.
3.Term and Termination.
(a)The term of this Agreement shall commence on the Effective Date and shall continue until such time as Atlas is no longer providing credit support with respect to the L/Cs, because such credit support is no longer required, or the L/Cs have been terminated, in each case, with no remaining obligations of or liability to Atlas with respect thereto. This Agreement may be terminated at any time upon the mutual written agreement of the Parties.
(b)Atlas agrees to keep the L/Cs in place until their respective Renewal Dates and to provide GGHI with notice at least 45 days prior to the effective date of the termination or non-renewal of any such L/C, in each case, other than in the event of a Material

Breach Event (as defined below). Upon receipt of such notice from Atlas, or upon a Material Breach Event, GGHI will direct its bank to issue new letters of credit to replace the L/Cs, use commercially reasonable efforts to effect the replacement of such L/Cs and otherwise cooperate with Atlas in good faith to cause the L/Cs to be terminated. For the avoidance of doubt, Atlas’s right to terminate the L/Cs is not contingent upon the replacement of the L/Cs.
(c)At any time on or after the occurrence of a Material Breach Event, Atlas shall have the right to cause the L/Cs to be terminated and to exercise all rights and remedies available as provided herein. “Material Breach Event” means the Company is in material breach of any representation, warranty or covenant under this Agreement (which shall include the Company’s failure to timely pay the L/C Extension Payment, any Interest Payment or any L/C Fee Reimbursement) and (i) if such breach is subject to cure, thirty (30) days have passed after Atlas has provided written notice of such breach to the Company, which written notice describes in reasonable detail the nature of such breach, and such breach has not been cured within such thirty (30) day period, or (ii) if such breach is not capable of being cured, five (5) days have passed after Atlas has provided prior written notice to the Company if the L/Cs are drawn on in whole or in part at any time and the Company fails to reimburse and make whole Atlas and its affiliates within ten (10) days of such event.
(d)Atlas and the Company acknowledge that they have previously entered into that certain letter agreement, dated as of March 18, 2021 (the “L/C Replacement Agreement”), pursuant to which the Company agreed, upon Atlas’ request, to direct the Company’s bank to issue letters of credit to replace all or a portion of the L/Cs, effective upon the consummation by the Company of a qualifying financing transaction that results in net proceeds to the Company of at least $10,000,000 (a “Qualifying Financing”). Notwithstanding that the parties acknowledge that a Qualifying Financing has occurred, Atlas agrees that so long as (i) the Company has made a payment to Atlas equal to $1,369,990.00 in accordance with the terms of this Agreement, in the form of Class A Shares, the exact number of which is to be calculated pursuant to Section 2(a) above (the “L/C Extension Payment”) as further consideration for Atlas to enter into this Agreement and maintain the L/Cs in accordance with the terms hereof, (b) is not in default of its obligations under this Agreement and (c) there is not a Material Breach Event, Atlas shall not request or otherwise require the Company to replace the L/Cs pursuant to the L/C Replacement Agreement with an effective date that is prior to the respective Renewal Dates of the L/Cs. The Company acknowledges the Company’s obligation, as provided in the L/C Replacement Agreement, and hereby agrees, to reimburse and make whole Atlas and its affiliates if the L/Cs are drawn on in whole or in part at any time and agree that such obligation remains in full force and effect.
4.Representations and Warranties of the Company.
(a)Organization and Qualification. The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have, or reasonably be expected to result in a material adverse effect on the Company taken as a whole, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(b)Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, including the issuance of the Equity Interest, have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or stockholders in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(c)No Conflicts. The execution, delivery and performance by the Company of this Agreement, and the issuance of the Equity Interest and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company's or any subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, contract, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations) (collectively, “Laws”), or by which any property or asset of the Company or a subsidiary is bound or affected.
(d)Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person, in connection with the execution, delivery and performance by the Company of this

Agreement and the issuance of the Equity Interest other than the filings that may be required pursuant to federal securities laws, including the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder. No vote or other action of the stockholders of the Company is required by Law, including Nasdaq rules, or the Company’s organizational documents in connection with the execution, delivery and performance by the Company of this Agreement and the issuance of the Equity Interest.
(e)Issuance of the Securities. The Class A Shares to be issued pursuant to this Agreement are duly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, security interests, claims or other encumbrances, but subject to the restrictions imposed by federal and state securities laws. The Company has duly and validly reserved from its duly authorized capital stock the maximum number of Class A Shares issuable pursuant to this Agreement, and no other shares of capital stock are reserved or required to be reserved for issuance. The issuance of the Equity Interest hereunder will comply will all laws, including all securities laws, and will not violate any preemptive rights, rights of first offer, rights of first refusal or similar rights of any person.
5.Representations and Warranties of Atlas.
(a)Organization; Authority. Atlas is an entity duly incorporated or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company, or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by Atlas of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company, or similar action, as applicable, on the part of Atlas. This Agreement has been duly executed by Atlas, and when delivered by Atlas in accordance with the terms hereof, will constitute the valid and legally binding obligation of Atlas, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(b)No Understandings or Arrangements. Atlas is receiving the Class A Shares as principal for its own account for investment purposes only and without a view towards the distribution thereof, and has no direct or indirect arrangement or understandings with any other persons or entities to distribute, or regarding the distribution of, the Class A Shares. Atlas understands that the Class A Shares are “restricted securities” and have not been registered under the Securities Act or any state securities laws and that any current intention to distribute the Class A Shares, and/or any direct or indirect arrangement or understandings with any other persons or entities to distribute, or regarding the distribution of, the Class A Shares would be a violation of the Securities Act and state securities laws.

(c)Investment Qualification. On the Effective Date, Atlas is (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Atlas has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of owning the Class A Shares, and has so evaluated the merits and risks of such ownership, and Atlas is able to bear the economic risk of ownership of Class A Shares and is able to afford a complete loss with respect thereto.
(d)Access to Information. Atlas, as the controlling stockholder of the Company, acknowledges that it has had the opportunity and has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning (i) the terms and conditions of this Agreement and the merits and risks of receiving the Equity Interest, (ii) the Company and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate whether it wishes to receive the Equity Interest, and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Equity Interest.
6.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, or the next Business Day when sent by reputable overnight express courier (charges prepaid), (b) three (3) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (c) via e-mail if sent before 5:00 PM on a Business Day, otherwise the next Business Day, and in each instance, provided that the sender of the email has not received a sent failure notice. Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party:
If to the Company:

Greenidge Generation Holdings Inc.
590 Plant Road,
Dresden, NY 14441
Attention: Jordan Kovler
Email: jkovler@greenidge.com

If to Atlas:

100 Northfield Street
Greenwich, CT 06830
Attention: Timothy J. Fazio
Email: tfazio@atlasholdingsllc.com

with courtesy copies simultaneously by like means (which shall not constitute notice) to:

Willkie Farr & Gallagher, LLP
787 Seventh Avenue
New York, NY 10019
Attention: Mark Cognetti; Brittany Klinger
Email: mcognetti@willkie.com; bklinger@willkie.com
7.Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Parties hereto. In the event and to the extent any term or other provision of any other agreement or instrument by which any Party hereto is bound conflicts with this Agreement, this Agreement shall have precedence and govern and control over any such conflicting term or provision.
8.Assignment. None of the rights, interests or obligations of a Party under this Agreement may be assigned (whether by operation of law or otherwise) at any time by such Party without the express prior written consent of each other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, County of New Castle, and waive the right to a jury trial.
10.Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
11.Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.
12.Third-Party Beneficiaries. Nothing in this Agreement is intended to or will confer upon any third-party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.Further Assurances. Each Party shall, in good faith, take all such actions and shall execute, acknowledge and deliver all such instruments, assignments, transfers, consents and other documents as may reasonably be requested by the other Party in order to implement fully the terms of this Agreement, and to consummate the transactions contemplated hereby.
14.Interpretation. In this Agreement, the following interpretive provisions apply:
(a)Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
(b)A reference to any person includes, if that person ceases to exist or is reconstituted, renamed or replaced or its powers or functions are transferred to any other person, a reference respectively to the person established or constituted in its place or succeeding to its powers or functions.
(c)Where any word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form of that word or part of speech has a corresponding meaning.
(d)In this Agreement: (i) the singular includes the plural and vice versa; (ii) words importing one gender include the other gender; and (iii) a reference to a person includes an authority and a corporation.
(e)References to statutes include all statutes amending, consolidating or replacing them.
(f)A reference to any thing includes the whole or any part of that thing and a reference to a group of things or persons will include each thing or person in that group of things or persons.
(g)A reference to any agreement or document is to that agreement or document as amended, novated, assigned, supplemented, varied or replaced from time to time except to the extent prohibited by this Agreement.
(h)A reference to conduct includes any omission, representation, statement or undertaking, whether or not in writing.
(i)A reference to “includes,” “including,” “for example,” “in particular” or “such as” are to be read as if followed by the words “without limitation”.
(j)A provision in this Agreement is not to be construed against a party merely because that party was responsible for the preparation of that provision or because it may have been inserted for that party’s benefit.
(k)A reference to time is to time in the Eastern Time Zone.
(l)A reference to $ means United States Dollars.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which counterparts of this Agreement when, taken together, shall constitute one and the same document. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

Atlas Capital Resources (A9) LP

By: Atlas Capital GP LP
Its: General Partner

By: Atlas Capital Resources GP LLC
Its: General Partner

By:    /s Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

Atlas Capital Resources (A-9 Parallel) LP

By: Atlas Capital GP LP
Its: General Partner

By: Atlas Capital Resources GP LLC
Its: General Partner

By:    /s Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

Atlas Capital Resources (P) LP

By: Atlas Capital GP LP
Its: General Partner

By: Atlas Capital Resources GP LLC
Its: General Partner

By:    /s Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

[Signature Page to Equity Interest Payment Agreement]

Greenidge Generation Holdings Inc.

By:     /s Jordan Kovler
Name: Jordan Kovler
Title: Chief Executive Officer
[Signature Page to Equity Interest Payment Agreement]